Exhibit 99.1

Attention: Celestica Stock Option Holder

This package contains information related to Celestica’s recently-announced Stock Option Exchange Program, to be launched in June.

In this package, you will find for your review:

-A statement of eligible options for the exchange (any options excluded from this statement are ineligible for the exchange);

-A Question and Answer document; and,

-A powerpoint presentation (containing more program details).

A tender offer will not be made available to you until around June 13, 2005.  An offer will be made available on the Option Exchange Intranet site at that time.  For those of you who do not have access to the Celestica Intranet, the offer will be mailed to you or delivered by your site contact.

Please visit the Option Exchange intranet site for any additional information on the exchange, as well as translated versions of the program documents.

Regards,

Lisa Colnett,

SVP, HR, Celestica

CELESTICA HAS NOT COMMENCED THE OPTION EXCHANGE PROGRAM. WE ADVISE YOU TO CAREFULLY READ THE OFFER TO EXCHANGE AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE EXCHANGE OFFER. ANY  SUCH  DOCUMENTS,  ONCE  FILED,  WILL  BE AVAILABLE,  FREE OF CHARGE, AT THE SECURITY AND EXCHANGE COMMISSION’S WEBSITE  AT WWW.SEC.GOV AND FROM CELESTICA’S INVESTOR RELATIONS AT (416) 448-2211.